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Exhibit 10.2

SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

        THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), is made as of this 25th day of August, 2004 (the "Effective Date"), by and among New York & Company, Inc. (f/k/a NY & Co. Group, Inc.), a Delaware corporation ("Holdings"), Lerner New York, Inc., a Delaware corporation (the "Company"), and Ronald Ristau ("Executive", and, together with Holdings and the Company, the "Parties"). Certain capitalized terms used herein are defined in Section 16.

W  I  T  N  E  S  S  E  T  H:

        WHEREAS, Executive is a party to an existing employment agreement (the "Existing Agreement" by and among Executive, the Company and Holdings, dated as of December 2, 2002, and effective as of November 27, 2002 (the "Original Effective Date"), which amended and restated an employment agreement dated as of November 22, 2002; and

        WHEREAS, the Company is a Subsidiary of Holdings; and

        WHEREAS, the Parties have determined that the Existing Agreement should be amended, superceded and replaced in its entirety by this Agreement as of the Effective Date.

        NOW, THEREFORE, in consideration of the foregoing and the respective agreements and mutual covenants of the Parties contained herein, the Parties hereby agree as follows:

        1.    Term.    The term of employment under this Agreement shall be for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the "Term"). Upon the third anniversary of the Effective Date, and upon each anniversary of the Effective Date thereafter, the Term automatically shall be extended upon the same terms and conditions for an additional period of one (1) year, except as otherwise provided in this Section 1. No such automatic extension shall occur if either Holdings or Executive shall have provided written notice to the other at least ninety (90) days prior to the end of the then current Term that such Party elects not to extend the Term. If such advance notice is provided, Executive's employment hereunder shall terminate at the end of the then current Term; provided that the Term shall be subject to earlier termination as provided in Section 8 of this Agreement. The provision of notice not to extend the Term shall not constitute a breach of this Agreement.

        2.    Employment.

        (a)    Position.    Executive shall be employed as the Chief Operating Officer and Chief Financial Officer of Holdings and of the Company. Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity. Executive shall report to Holdings' Board of Directors (the "Board"), (including, with respect to compensation matters, any compensation committee of the Board). For so long as Executive is the Chief Operating Officer of Holdings or the Company, Holdings shall nominate Executive for membership on the Board.

        (b)    Obligations.    Executive agrees to devote his full business time and attention to the business and affairs of Holdings, the Company and Holdings' and the Company's Subsidiaries. The foregoing, however, shall not preclude Executive from serving on corporate, civil or charitable boards or committees or managing personal investments, so long as such activities do not interfere with the performance of Executive's responsibilities hereunder. Service on any for-profit board shall be subject to the approval of the Board, which approval the Board may in its reasonable discretion grant for one outside board membership.

        3.    Base Salary.    Holdings shall pay or cause to be paid to Executive during the Term a base salary at the rate of $575,000 per annum. The base salary will be subject to annual review and may be increased by the Board for any period. (Executive's base salary as in effect from time to time is herein referred to as his "Base Salary.") Any increase in Executive's Base Salary shall only be made after a consideration of factors such as Executive's responsibilities, compensation of similar executives (within Holdings and the Company and in other companies), performance of Executive and other pertinent factors. Such Base Salary shall be payable in accordance with Holdings' customary policies and practices applicable to its executives (which policies and practices shall be identical to those utilized by the Company).

        4.    Bonus.

        (a)   Executive shall be entitled to participate in Holdings' then current incentive compensation plan on such terms and conditions as may be determined from time to time by the Board (the "Bonus"), which incentive compensation plan shall utilize the identical methodology as the Company's plan; provided that the parties hereto agree that the express terms of this Section 4 shall supercede any contrary provisions of such incentive compensation plan.

        (b)   Bonuses, to the extent earned, shall be payable semi-annually by Holdings, once in relation to the Company's results for Holdings' first and second fiscal quarters (the "Spring Bonus") and once in relation to the Company's results for Holdings' third and fourth fiscal quarters (the "Fall Bonus") (each, a "Bonus Period"). Executive's Bonus shall be based upon the attainment of certain Operating Income targets for such Bonus Period (each, a "Target"). Executive's Bonus for each Bonus Period shall equal (A) for the Spring Bonus, the product of 28% of Executive's Base Salary ("Spring Target Bonus"), multiplied by (ii) the Applicable Bonus Percentage (as defined below), and (B) for the Fall Bonus, the product of 42% of Executive's Base Salary ("Fall Target Bonus"), multiplied by (ii) the Applicable Bonus Percentage (as defined below).

        (c)   For the purposes of Section 4(b) above, and subject to Section 4(d) below, the "Applicable Bonus Percentage" shall be calculated as follows (provided, that in the event of any business acquisition or disposition in any Bonus Period, the Target shall be adjusted as the Board reasonably determines appropriate):

          (i)    If Operating Income for the Bonus Period in question is less than Operating Income for the same Bonus Period in the prior year, then the Applicable Bonus Percentage shall equal 0%;

          (ii)   If Operating Income for the Bonus Period in question is equal to Operating Income for the same Bonus Period in the prior year, then the Applicable Bonus Percentage shall equal 20%;

          (iii)  If Operating Income for the Bonus Period in question is greater than Operating Income for the same Bonus Period in the prior year but less than 115% of Operating Income for the same Bonus Period in the prior year, then the Applicable Bonus Percentage shall equal 20% plus, for each 1% increase in Operating Income over the same Bonus Period in the prior year, the Applicable Bonus Percentage shall be increased by 5?% (e.g., for an Operating Income increase in the Bonus Period in question of 103% the Applicable Bonus Percentage shall be equal to 36%);

          (iv)  If Operating Income for the Bonus Period in question is equal to 115% of Operating Income for the same Bonus Period in the prior year, then the Applicable Bonus Percentage shall equal 100%;

          (v)   If Operating Income for the Bonus Period in question is greater than the 115% of Operating Income for the same Bonus Period in the prior year, but less than 125% of Operating Income for the same Bonus Period in the prior year, then the Applicable Bonus Percentage shall equal 100% plus, for each 1% increase in Operating Income over 115% of Operating Income for the same Bonus Period in the prior year, the Applicable Bonus Percentage shall be increased by

  10% (e.g., for an Operating Income increase in the Bonus Period in question of 120%, the Applicable Bonus Percentage shall be equal to 150%); provided, that beginning with the Bonus Period for Spring 2006 if the Applicable Bonus Percentage for the same Bonus Period in the prior year was equal to 200%, then, notwithstanding the foregoing, if Operating Income for the Bonus Period in question is greater than 115% of Operating Income for the same Bonus Period in the prior year but less than 120% of Operating Income for the same Bonus Period in the prior year, then the Applicable Bonus Percentage shall equal 100% plus, for each 1% increase in Operating Income over 115% of Operating Income for the same Bonus Period in the prior year, the Applicable Bonus Percentage shall be increased by 20% (e.g., for an Operating Income increase in the Bonus Period in question of 119% the Applicable Bonus Percentage shall be equal to 180%); and

          (vi)  If Operating Income for the Bonus Period in question is equal to or greater than 125% of Operating Income for the same Bonus Period in the prior year, then the Applicable Bonus Percentage shall equal 200%; provided, that beginning with the Bonus Period for Spring 2006 if the Applicable Bonus Percentage for the same Bonus Period in the prior year was equal to 200%, then, notwithstanding the foregoing, if Operating Income for the Bonus Period in question is equal to or greater than 120% of Operating Income for the same Bonus Period in the prior year, then the Applicable Bonus Percentage shall equal 200%.

        (d)   Notwithstanding anything set forth in Section 4(c), the Applicable Bonus Percentage for the Fall 2004 Bonus Period shall be calculated as follows (provided, that in the event of any business acquisition or disposition in any Bonus Period, the Target for such period shall be adjusted as the Board reasonably determines appropriate):

          (i)    If EBITDA (as such term is defined in the Existing Agreement) for the Fall 2004 Bonus Period is less than $57 million, then the Applicable Bonus Percentage shall equal 0%;

          (ii)   If EBITDA for the Fall 2004 Bonus Period is equal to $57 million, then the Applicable Bonus Percentage shall equal 20%;

          (iii)  If EBITDA for the Fall 2004 Bonus Period is greater than $57 million but less than $70 million, then the Applicable Bonus Percentage shall equal 20% plus, for each $162,500 increase in EBITDA for such Bonus Period over $57 million, the Applicable Bonus Percentage shall be increased by 1% (e.g., if EBITDA for the Fall 2004 Bonus Period is $62.2 million, the Applicable Bonus Percentage shall be equal to 52%);

          (iv)  If EBITDA for the Fall 2004 Bonus Period is equal to $70 million, then the Applicable Bonus Percentage shall equal 100%;

          (v)   If EBITDA for the Fall 2004 Bonus Period is greater than $70 million, but less than $80 million, then the Applicable Bonus Percentage shall equal 100% plus, for each $100,000 increase in EBITDA for such Bonus Period over $70 million, the Applicable Bonus Percentage shall be increased by 1% (e.g., if EBITDA for the Fall 2004 Bonus Period is $75 million, the Applicable Bonus Percentage shall be equal to 150%); and

          (vi)  If EBITDA for the Fall 2004 Bonus Period is equal to or greater than $80 million, then the Applicable Bonus Percentage shall equal 200%.

        (e)   Subject to Section 28 of this Agreement, upon the consummation of a Company Sale, if the BSMB Holders (as defined in the Securityholders Agreement) realize proceeds equal in value to their initial capital investment, plus one times such initial capital investment (i.e., the BSMB holders receive total proceeds in aggregate of two times their initial capital investment), then Holdings shall pay to Executive $150,000.

        5.    Long-Term Incentive Compensation.    With respect to any long-term cash incentive compensation plan maintained by Holdings or the Company during the Term, Executive shall be eligible to participate in accordance with its terms and conditions and receive a long-term cash incentive compensation opportunity as determined by the Board. Executive also shall be eligible for awards under any stock option, restricted stock or other equity-based long-term incentive plan established by Holdings or the Company which covers executive officers, as determined by the Board.

        6.    Employee Benefits.    Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by Holdings or the Company and made available to executive officers generally and as may be in effect from time to time. Executive's participation in such plans, practices and programs shall be on the same basis and terms as are applicable to executive officers of Holdings or the Company generally.

        7.    Other Benefits, Perquisites and Rights.

        (a)    Life Insurance.    During the Term Holdings shall pay Executive the premiums on a term policy on the life of Executive in the face coverage amount of $2,000,000, which policy is owned by an irrevocable trust previously established by Executive; provided that Holdings shall not be obligated to pay more than $10,000 per year for premiums in respect of such insurance, and Executive shall be responsible for payment of all premiums in excess of $10,000 per year. Executive shall be responsible for forwarding all such premium payments to the trustee for such irrevocable trust. For each life insurance premium payment that Holdings makes to Executive in respect of such term life insurance policy, Holdings shall make a tax "gross-up" payment to Executive in an amount sufficient to pay all federal, state and local taxes (including, without limitation, income or payroll taxes) payable by Executive (whether payable directly by Executive or payable by Executive through withholdings made by Holdings from Executive's compensation) in respect of (i) such life insurance premium payment, and (ii) the related tax "gross-up" payment. In addition, Holdings shall be entitled to maintain a "key person" term life insurance policy on the life of Executive, the proceeds of which shall be payable to Holdings or its designees. Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain any such policy.

        (b)    Expenses.    Subject to applicable Company policies, Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of Holdings and its Subsidiaries.

        (c)    Office and Facilities.    During the Term Executive shall be provided with an appropriate office and with such secretarial and other support facilities as are commensurate with Executive's status with Holdings and the Company and adequate for the performance of those duties hereunder.

        (d)    Vacation and Sick Leave.    During the Term Executive shall be entitled to annual vacation and sick leave in accordance with the prevailing policies of the Company.

        (e)    Amendment to Option Agreement.    Holdings and Executive shall amend that certain Option Agreement, dated as of November 27, 2002, as amended by that certain Option Agreement Amendment, dated January 16, 2003, each between Holdings and Executive (as amended, the "Option Agreement") to provide:

          (i)    that if Executive's employment is terminated by Holdings other than with Cause (including by reason of Disability or Holdings' written notice to Executive of its decision not to extend the Term, as contemplated in Section 1), or by Executive for Good Reason, or as a result of Executive's death, then notwithstanding the provisions of the Option Agreement, Executive's Return Vest Options (as defined in such Option Agreement) shall not expire on or ninety (90) days following the Termination Date but shall instead continue to vest and be exercisable in accordance with the terms thereof as if Executive had remained an employee of Holdings;

          (ii)   that in the event of a Sale of Holdings in which the Investors (as defined in the Option Agreement) receive property or other non-cash consideration in respect of their Holdings securities, any determination of whether Executive's Return Vest Options shall have vested shall take into consideration the fair market value of such property;

          (iii)  that in the event of a Sale of Holdings in which Holdings receives some or all of the (cash or non-cash) proceeds from such transaction, (x) in the case of a Sale of Holdings structured as an asset sale, for purposes of determining whether Executive's Return Vest Options have vested, the Investors shall be deemed to have received an amount in cash equal to the amount the Investors would receive if, immediately following the consummation of such Sale of Holdings, Holdings were liquidated and the proceeds of such liquidation (less corporate level taxes and amounts set aside for discharge of all debts, liabilities (including contingent liabilities) and obligations of Holdings) were paid as a dividend to Holdings' stockholders, and (y) in the case of a Sale of Holdings structured as an issuance of equity securities, for purposes of determining whether Executive's Return Vest Options have vested, the Investors shall be deemed to have received an amount in cash equal to the value of their Holdings securities implied by the terms of such Sale of Holdings (taking into account the percentage interest in Holdings sold and the purchase price thereof); and

          (iv)  that the final sentence of Section 3(f) of the Option Agreement shall read as follows: "Unless otherwise determined by the Committee or the Board, immediately prior to a Company Sale (i) any portion of the Option which is unvested and does not vest prior to or in connection with such Company Sale shall be forfeited and (ii) any portion of the Option which is vested and which has not been exercised prior to or in connection with such Company Sale shall be forfeited."

        8.    Termination.    Executive's employment hereunder may be terminated under the following circumstances:

        (a)    Disability.    Holdings shall be entitled to terminate Executive's employment after having established Executive's Disability. In the event Executive's employment is terminated pursuant to this Section 8(a), Executive shall be entitled to no severance or other termination benefits from and after the termination of his employment except as provided in Section 8(d). For purposes of this Agreement, "Disability" shall mean the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of Executive to perform his customary or other comparable duties with Holdings and the Company for a period of at least six (6) months in any twelve (12)-month calendar period as determined in accordance with the Company's Long-Term Disability Plan. In the event the Parties are unable to agree as to whether Executive is suffering a Disability, Executive and Holdings shall each select a physician and the two (2) physicians so chosen shall make the determination or, if they are unable to agree, they shall select a third physician, and the determination as to whether Executive is suffering a Disability shall be based upon the determination of a majority of the three (3) physicians. Any other rights and benefits Executive may have under employee benefit plans and programs of Holdings generally in the event of Executive's Disability shall be determined in accordance with the terms of such plans and programs.

        (b)    Cause.    Holdings shall be entitled to terminate Executive's employment for "Cause" without prior written notice. For purposes of this Agreement, "Cause" shall mean: (i) wrongful misappropriation of Holdings' or any of its Subsidiaries' assets of a material value; (ii) alcoholism or drug addiction, any of which materially impairs the ability of Executive to perform his duties and responsibilities hereunder or is seriously injurious to the business of Holdings and its Subsidiaries; (iii) the conviction of, or pleading "guilty" or "no contest" to, a felony; (iv) intentionally causing Holdings or any of its Subsidiaries to violate a material local state or federal law in any material respect; (v) gross negligence or willful misconduct in the conduct or management of Holdings and its Subsidiaries not remedied within thirty (30) days after receipt of written notice from Holdings which materially affects Holdings or any of its Subsidiaries; (vi) willful refusal to comply with any significant, lawful and proper policy, directive or decision of the Board in furtherance of a legitimate business purpose or willful refusal to perform the duties reasonably assigned to Executive by the Board consistent with Executive's functions, duties and responsibilities set forth in Section 2, in each case, in any material respect, and only if not remedied within thirty (30) days after receipt of written notice from Holdings; or (vii) breach by Executive of this Agreement, in any material respect, not remedied within thirty (30) days after receipt of written notice from Holdings. In the event of a termination "with Cause" pursuant to the provisions of clauses (i) through (vii) above, inclusive, Executive shall be entitled to no severance or other termination benefits, except as provided in Section 9(a).

          (c)    Other than With Cause.    Holdings may, unilaterally, terminate Executive's employment hereunder at any time during the term of this Agreement without cause upon prior written notice to Executive of Holdings' election to terminate, consistent with Section 8(f) below.

        (d)    Termination by Executive.    Executive may terminate employment hereunder for Good Reason by delivering to Holdings (1) a Preliminary Notice of Good Reason (as defined below), and (2) not earlier than thirty (30) days from the delivery of such Preliminary Notice of Good Reason, a Notice of Termination (as defined below). For purposes of this Agreement, "Good Reason" means: (i) the demotion of Executive to a position not comparable to Chief Operating Officer of Holdings or the Company; (ii) the assignment to Executive of any duties materially inconsistent with Executive's positions, duties, authority, responsibilities and reporting requirements as set forth in Section 2; (iii) a reduction in or a delay in payment of Executive's total cash compensation and benefits from those required to be provided in accordance with the provisions of this Agreement; (iv) Holdings, the Board, the Company, the Company's board of directors or any person controlling Holdings or the Company requires Executive to be based anywhere that is greater than fifty (50) miles from Manhattan, other than on travel reasonably required to carry out Executive's obligations under the Agreement; (v) the failure of Holdings or the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of Holdings or the Company, as applicable, within fifteen (15) days after a merger, consolidation, sale or similar transaction; or (vi) Executive is removed from or not re-elected to the Board or the office of Chief Operating Officer of the Company. Notwithstanding the foregoing provisions of this Section 8(d), "Good Reason" shall not include (A) acts not taken in bad faith which are cured by Holdings or the Company in all material respects not later than thirty (30) days from the date of receipt by Holdings or the Company of a written notice from Executive identifying in reasonable detail the act or acts constituting "Good Reason" (a "Preliminary Notice of Good Reason") or (B) acts taken by Holdings or the Company by reason of Executive's physical or mental infirmity which impairs Executive's ability to substantially perform the duties under this Agreement. A Preliminary Notice of Good Reason shall not, by itself, constitute a Notice of Termination.

        (e)    Executive's Death.    Executive's employment shall be terminated upon the death of Executive. Any rights and benefits that Executive's estate or any other person may have under employee benefit plans and programs of Holdings and its Subsidiaries generally in the event of Executive's death shall be determined in accordance with the terms of such plans and programs. In the event Executive's employment is terminated pursuant to this Section 8(e). Executive shall be entitled to no severance or other termination benefits from and after the termination of his employment, except as provided in Section 9(a).

        (f)    Notice of Termination.    Subject to Section 8(b), any purported termination by Holdings or by Executive shall be communicated by a written Notice of Termination to the other at least two weeks prior to the Termination Date.

        9.    Compensation Upon Termination.    Subject to (i) execution and delivery to Holdings by Executive of a general release covering employment-related claims (but not claims as a shareholder), in form and substance satisfactory to Holdings, and (ii) continued observance by Executive in all material respects of the covenants contained in Section 11, following the termination of Executive's employment pursuant to the terms and conditions of this Agreement:

        (a)   If, during the Term, Executive's employment is terminated by Holdings for Cause or by reason of Executive's death, or if Executive terminates this Agreement without Good Reason or gives written notice not to extend the Term, then Holdings' sole obligation hereunder shall be to pay Executive the following amounts earned hereunder but not paid as of the Termination Date: (i) any Base Salary due and owing through the Termination Date but not yet paid, (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section 7(b) through the Termination Date, and (iii) any earned compensation which Executive had previously deferred (including any interest earned or credited thereon) (collectively, the "Accrued Compensation"). Executive's entitlement to any other benefits shall be determined in accordance with Holdings' and its Subsidiaries' employee benefit plans then in effect in which Executive is a participant at the Termination Date.

        (b)    Termination Other Than for Cause.

          (i)    Subject to Sections 9(b)(ii), 9(b)(iii) and 28 below, if Executive's employment is terminated by Holdings other than with Cause (including by reason of Holdings' written notice to Executive of its decision not to extend the Term, as contemplated in Section 1, and not including termination by reason of death or Disability) or by Executive for Good Reason, Holdings' sole obligation hereunder shall be as follows:

    (A)
    Holdings shall pay Executive the Accrued Compensation;

    (B)
    Holdings shall pay Executive a Bonus with respect to the Bonus Period in which occurs the Termination Date, such Bonus (x) to be equal to the Bonus which would have been payable under Section 4 for such Bonus Period had Executive continued to be an employee of Holdings during such Bonus Period, multiplied by a ratio, the numerator of which is the number of days in such Bonus Period during which Executive was an employee at Holdings and the denominator of which is the total number of days in such Bonus Period (the "Pro Rata Bonus"), and (y) to be payable when bonuses for such Bonus Period are paid to the Company's employees generally; and

    (C)
    Holdings shall take such actions as may be necessary to immediately vest Executive's then unvested stock options (other than any Return Vest Options) or other unvested long term incentive awards that, by their terms, would have vested during the calendar year in which Executive's employment was terminated; and

    (D)
    As consideration for the continued observance by Executive in all material respects of the covenants contained in Section 11(b), Holdings shall continue to pay Executive the Base Salary in effect on the Termination Date, in accordance with Holdings' customary practices applicable to its executives, for a period of two years after Executive's Termination Date, and shall pay Executive a bonus for each of the first four consecutive Bonus Periods commencing after Executive's Termination Date equal to the Spring Target Bonus or Fall Target Bonus, as applicable, based on Executive's Base Salary as of Executive's Termination Date, payable semi-annually in accordance with prior practice.

          (ii)   Following the IPO Effective Date, if, within twenty-four (24) months following a Change of Control, Executive's employment is terminated by Holdings other than for Cause (including by reason of Holdings' written notice to Executive of its decision not to extend the Term, as contemplated in Section 1, but only if as a result thereof the Term would expire within twenty-four (24) months following the Change of Control, and not including termination by reason of death or Disability), or by Executive for Good Reason, Holdings' sole obligation hereunder shall be as follows:

    (A)
    Holdings shall pay Executive the Accrued Compensation;

    (B)
    Holdings shall pay Executive a Pro Rata Bonus with respect to the Bonus Period in which occurs the Termination Date, such Pro Rata Bonus to be payable when bonuses for such Bonus Period are paid to the Company's employees generally;

    (C)
    Holdings shall take such actions as may be necessary to immediately vest any of Executive's then unvested stock options (other than the Return Vest Options) or other unvested long-term incentive awards; and

    (D)
    Holdings shall pay Executive, in a lump sum within ten (10) business days after his Termination Date, an amount equal to 3.0 times the sum of (x) the Base Salary in effect on the Termination Date, plus (y) the greater of (1) the aggregate Bonus paid to Executive for the latest fiscal year ended prior to Executive's Termination Date, and (2) 50% of the aggregate Bonus paid to Executive for the latest two fiscal years ended prior to Executive's Termination Date. The parties agree that, of the total lump sum amount received by Executive as described in the preceding sentence of this Section 9(b)(ii)(D), 2/3 of such total lump sum amount shall be treated by the parties as consideration for the continued observance by Executive in all material respects of the covenants contained in Section 11(b).

          (iii)  For the avoidance of doubt, the parties agree that (A) the provisions of Section 9(b)(ii) shall not apply prior to the IPO Effective Date and (B) as of the IPO Effective Date, the provisions of Section 9(b)(ii) shall apply, and the provisions of Section 9(b)(i) shall not apply, with respect to any termination of Executive's employment of the type described in Section 9(b)(ii)  (i.e. that Sections 9(b)(i) and 9(b)(ii) are mutually exclusive, and that Section 9(b) (ii) shall control with respect to any termination to which it applies).

        (c)   If Executive's employment is terminated by Holdings by reason of Executive's Disability, Holdings' sole obligation hereunder shall be as follows:

          (i)    Holdings shall pay Executive the Accrued Compensation; and

          (ii)   Holdings shall continue to pay the Base Salary in accordance with Holdings' customary practices applicable to its executives for five months following the Termination Date; provided that such Base Salary shall be reduced by the amount of any benefits Executive receives by reason of his Disability under Holdings' and its Subsidiaries' relevant disability plan or plans.

        (d)   During the period Executive is receiving salary continuation pursuant to Section 9(b)(i)(D), 9(b)(ii)(D) or 9(c)(ii), Holdings shall, at its expense, provide to Executive and Executive's beneficiaries medical and dental benefits substantially similar in the aggregate to those provided to Executive immediately prior to the date of Executive's termination of employment; provided, however, that Holdings' obligation with respect to the foregoing benefits shall be eliminated to the extent that Executive or Executive's beneficiaries obtain any such benefits pursuant to a subsequent employer's benefit plans.

        (e)   Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation provided to Executive in any subsequent employment.

        10.    No Parachute Payments.    Notwithstanding the provisions of Section 9, if (a) the amount of payments or other benefits to be received by Executive thereunder in connection with Executive's termination would, when taken together with any other payments or benefits that Executive receives or is entitled to receive from Holdings or any of its Subsidiaries, constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code or the Treasury regulations issued thereunder, and (b) the payments and benefits otherwise to be provided to Executive under Section 9 of this Agreement, after reduction by the sum of (i) the actual excise tax that would be imposed on Executive on the portion of such payments and benefits that constitute an "excess parachute payment" under Section 4999 of the Code (the "Parachute Tax") and (ii) the actual federal, state and local income taxes that would be imposed on Executive on an amount equal to the amount of the Parachute Tax and on all amounts determined under this clause (ii), would be less than what Executive would have received had such payment and benefits been reduced or deferred to the extent necessary so that the Parachute Tax would not apply, then the payments and benefits otherwise to be provided to Executive under Section 9 of this Agreement shall be reduced or deferred to the extent necessary such that no payments or other benefits to be received by Executive thereunder in connection with Executive's termination would, when taken together with any other payments or benefits that Executive receives or is entitled to receive from Holdings or any of its Subsidiaries, constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code or the Treasury regulations issued thereunder. The determination of whether or not all or any portion of the payments and benefits provided to Executive would constitute parachute payments and the determination regarding amounts, if any, to be deferred or reduced as set forth in clause (b) of the first sentence of this Section 10 shall be made jointly by Holdings, Executive and their respective tax advisors; provided that if Holdings and Executive are unable to agree on such determinations, those determinations shall be submitted to the binding determination of (x) a "Big Four" accounting firm mutually acceptable to Holdings and Executive or (y) in the absence of a mutually acceptable accounting firm, a "Big Four" accounting firm selected by lot after exclusion of Holdings' auditor. The parties agree that any reduction of amounts that Executive receives or is entitled to receive as provided in this Section 10 shall be made first by Holdings reducing the amounts of any cash bonuses or other cash compensation that would otherwise then be payable to Executive or in such other manner as Executive reasonably requests.

        11.    Employee Covenants.

        (a)    Unauthorized Disclosure.    Executive shall not, during the Term and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean disclosure by Executive without the prior written consent of the Board to any person, other than an employee of Holdings or any of its Subsidiaries or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of duties as an executive of Holdings or the Company or as may be legally required, of any information relating to the business or prospects of Holdings (including, but not limited to, any confidential information with respect to any of Holdings' or its Subsidiaries' customers, products, methods of distribution, strategies, business and marketing plans and business policies and practices); provided, however, that such term shall not include the use or disclosure by Executive, without consent, of any information known generally to the public (other than as a result of disclosure by Executive in violation of this Section 11(a)). This confidentiality covenant has no temporal, geographical or territorial restriction.

        (b)    Non-Competition.    During the period Executive is employed by Holdings or any of its Subsidiaries and for a period of two (2) years after Executive ceases to be employed by Holdings or any of its Subsidiaries (the "Non-Competition Period"), Executive shall not, directly or indirectly, without the prior written consent of the Board (which may be given or withheld in its sole discretion), own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner or otherwise) the retail business of women's fashion apparel, accessories and related products or any other product sold or intended to be sold by the Company or its Subsidiaries during Executive's employment with Holdings (each such activity, a "Competitive Activity") for any business, individual, partnership, association, firm, company, corporation, or other entity. Notwithstanding the foregoing, the "beneficial ownership" by Executive after termination of employment with Holdings, either individually or as a member of a "group," as such terms are used in Section 13(d) under the Exchange Act, of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of this Section 11(b).

        (c)    Non-Solicitation.    During the period Executive is employed by Holdings or any of its Subsidiaries and for a period of three (3) years after Executive ceases to be employed by Holdings or any of its Subsidiaries (the "No-Raid Period"), Executive shall not (i) directly or indirectly, either for himself or for any other person, business, partnership, association, firm, company or corporation, hire from Holdings or any of its Subsidiaries, or attempt to hire, divert or take away from Holdings or any of its Subsidiaries, any of the business of Holdings or any of its Subsidiaries or officers or employees of Holdings or any of its Subsidiaries in existence from time to time during his employment with Holdings, (ii) interfere with or harm, or attempt to interfere with or harm, the relationship of Holdings, its Subsidiaries or affiliates, with any person who at any time was an employee, customer or supplier of Holdings, its Subsidiaries or affiliates or otherwise had a business relationship with Holdings, its Subsidiaries or affiliates, or (iii) directly or indirectly, knowingly make any statement or other communication that impugns or attacks the reputation or character of Holdings or its Subsidiaries or affiliates, or damages the goodwill of Holdings or its Subsidiaries or affiliates, or knowingly take any action, directly or indirectly, that would interfere with any contractual or customer or supplier relationships of Holdings or its Subsidiaries or affiliates (each of acts described in clause (i), (ii) and (iii) set forth herein, a "Raiding Activity").

        (d)    Intellectual Property, Inventions and Patents.    Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Holdings' and its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether above or jointly with others) while employed by Holdings whether before or after the date of this Agreement ("Work Product"), belong to Holdings. Executive shall promptly disclose such Work Product to the Board and, at Holdings' expense, perform all actions reasonably requested by the Board (whether during or after Executive's employment with Holdings) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

        (e)    Remedies.    Executive agrees that any breach of the terms of this Section 11 would result in irreparable injury and damage to Holdings for which Holdings would have no adequate remedy at law; Executive therefore also agrees that in the event of said breach or any threat of breach, Holdings shall be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach or continued breach by Executive or any and all Persons acting for or with Executive, without having to prove damages, and to all costs and expenses, including reasonable attorneys' fees and costs, in addition to any other remedies to which Holdings may be entitled at law or in equity; provided that Holdings shall be entitled to costs and expenses, including reasonable attorneys' fees and costs, only to the extent that Holdings has acted in response to an actual, and not merely a threatened, breach by Executive. The terms of this paragraph shall not prevent Holdings from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from Executive. Executive and Holdings further agree that the provisions of the covenants not to compete and solicit are reasonable and that Holdings would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court or arbitrator determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

        The provisions of this Section 11 shall survive any termination of this Agreement, and the existence of any claim or cause of action by Executive against Holdings, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Holdings of the covenants and agreements of this Section 11; provided that this paragraph shall not, in and of itself, preclude Executive from defending himself against the enforceability of the covenants and agreements of this Section 11.

        12.    Indemnification and Reimbursement of Payments on Behalf of Executive.    All payments to Executive under this Agreement shall be subject to all applicable federal and state withholding, payroll and other taxes. Executive shall be solely responsible for all applicable taxes imposed upon him as a result of any payment made to him by the Company or Holdings, including any such payments that are subject to withholding taxes. If the Company or Holdings is required to make any payment of such taxes, Executive shall indemnify the Company and Holdings for any amounts so paid.

        13.    Acknowledgements.    Executive hereby acknowledges that the enforcement of the provisions of Section 11 may potentially interfere with his ability to pursue a proper livelihood. Executive recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of Holdings and the Company. Executive agrees that, due to the proprietary nature of Holdings' business, the restrictions set forth in this Agreement are reasonable as to time and scope. Executive hereby acknowledges that he has been advised to consult with an attorney before executing this Agreement and that he has done so or, after careful reading and consideration, he has chosen not to do so of his own volition.

        14.    Employee Representation.    Executive expressly represents and warrants to Holdings that (a) Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way Executive's ability to fully perform Executive's duties and responsibilities under this Agreement, and (b) Executive has no claims against Holdings or any of its Subsidiaries, other than claims for salary and bonus, ordinary course expense reimbursement arising under his existing employment agreement and existing benefit plans and stock arrangements of Holdings or its Subsidiaries.

        15.    Obligations Joint and Several.    The Company shall be jointly and severally liable for all obligations of Holdings to Executive under this Agreement.

        16.    Certain Defined Terms.    As used herein, the following terms shall have the following meanings:

        "Affiliate" (a) in the case of any Person, means any other Person, directly or indirectly controlling, controlled by or under common control with such Person and any partner, member or equityholder of such Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, (b) in the case of Bear Stearns Merchant Banking Partners II, L.P., includes any Person identified in clause (b), (c), (d) or (e) of the definition of BSMB Group, and in (c) all cases shall not include Holdings or any of its Subsidiaries.

        "Bear Stearns" means collectively The Bear Stearns Companies Inc. and its Subsidiaries.

        "BSMB" means BSMB/NYCG LLC, a Delaware limited liability company.

        "BSMB Group" means (a) BSMB, (b) Bear Stearns, (c) any investment fund sponsored by the merchant banking group of Bear Stearns, (d) any investment fund managed by employees of the merchant banking group of Bear Stearns, (e) the general partner or manager of any investment fund described in clause (c) or (d) above, and (f) each of the partners, members or equityholders of any Person described in clause (c), (d) or (e) above.

        "Change of Control" means:

        (a)   any acquisition by a "person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act, (other than the Permitted Holders) that results in such person becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of voting securities of Holdings representing (A) 30% or more of the combined voting power of Holdings' then outstanding voting securities and (B) a greater percentage of Holdings' then outstanding voting securities than the percentage of Holdings' then outstanding voting securities for which one or more Permitted Holders are the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) (a "Covered Person");

        (b)   during any period of two consecutive years commencing after the IPO Effective Date, individuals who at the beginning of such period constitute the Board, and any director whose election by the Board or nomination for election by Holdings' stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

        (c)   there is consummated a merger or consolidation of Holdings with any other corporation, other than (i) a merger or consolidation which would result in the holders of the voting securities of Holdings outstanding immediately prior thereto holding more than 50% of the combined voting power of the voting securities of Holdings, the surviving entity or its parent outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of Holdings (or similar transaction) in which no "person" (as defined in clause (a) above) is or becomes a Covered Person; or

        (d)   there is consummated a sale of all or substantially all of the assets of Holdings as determined on a consolidated basis, or the stockholders of Holdings approve a plan of complete liquidation of Holdings (other than any transaction which results in Related Parties owning or acquiring more than fifty percent (50%) of the assets owned by Holdings immediately prior to the transaction).

        Notwithstanding the foregoing, in no event shall a Change of Control be deemed to have occurred with respect to Executive, if Executive is part of a purchasing group which consummates the Change of Control transaction. Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if Executive is an equity participant in the purchasing company or group, other than equity participation limited to: (i) passive ownership by Executive and any other Person that would be considered the same "person" (as defined in clause (a) above) of less than five (5%) percent of any class of equity securities of the purchasing company that are registered under Section 12 of the

Exchange Act; (ii) equity participation following a transaction retained or received in respect of securities of Holdings outstanding immediately prior to such transaction on the same basis as the other holders of such securities; or (iii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change of Control by a majority of the non-employee continuing directors.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Company Sale" means a transaction, whether in a single transaction or in a series of related transactions, with any Person or Persons other than Bear Stearns Merchant Banking Partners II, L.P. and/or one or more of its Affiliates, pursuant to which such Person or Persons (i) acquire (whether by merger, consolidation, recapitalization, reorganization, redemption, transfer or issuance of capital stock or otherwise) capital stock of Holdings (or any surviving or resulting corporation) possessing the voting power to elect, or otherwise have the power to elect, a majority of the board of directors of Holdings (or such surviving or resulting corporation) or (ii) acquire assets constituting all or substantially all of the assets of Holdings and its Subsidiaries (as determined on a consolidated basis). Notwithstanding the foregoing, under no circumstances shall a sale of Holdings securities for cash in a Public Offering be deemed to be a Company Sale for the purposes hereof.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

        "IPO Effective Date" means the date of sale of Holdings' common stock to the public in a Qualified Public Offering.

        "Notice of Termination" means a notice, which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.

        "Operating Income" means, for any period, consolidated operating income (or loss) of Holdings and its subsidiaries for such period, as determined in accordance with GAAP, subject to such adjustments as the Board may in its reasonable discretion determine to exclude items that are not indicative of underlying financial results, including without limitation fees to BSMB and any unusual FAS 123 non-cash charges.

        "Permitted Holders" means collectively (a) any member of the BSMB Group described in clause (a), (c), (d) or (e) of the definition of BSMB Group, (b) any member of the BSMB Group described in clause (b) or (f) of the definition of BSMB Group (but only to the extent that such Person acquires voting securities of Holdings as part of a distribution of Holdings' voting securities by any Person described in clause (a) above), (c) the members of management of Holdings and its Subsidiaries on the IPO Effective Date that are parties to the Stockholders Agreement, (d) any family member of any individual described in clause (a), (b) or (c) above, (e) any trust, corporation, partnership or other entity, the beneficiaries, stockholders partners, owners of which consist solely of one or more of the individuals described in clause (a), (b), (c) or (d) above, (f) any trustee or other fiduciary holding securities under an employee benefit plan of Holdings or any of its majority-owned subsidiaries, and (g) any Person owned, directly or indirectly, by the stockholders of Holdings in substantially the same proportion as their ownership of Holdings' voting securities.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity and a governmental entity or any department, agency or political subdivision thereof.

        "Public Offering" means any offering by Holdings of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act; provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

        "Qualified Public Offering" means an underwritten Public Offering of shares of Holdings' common stock which results in aggregate gross proceeds to Holdings and any selling stockholders of more than $75,000,000.

        "Related Party" means (a) a majority-owned subsidiary of Holdings, (b) a trustee or other fiduciary holding securities under an employee benefit plan of Holdings or any of its majority-owned subsidiaries, or (c) a corporation owned directly or indirectly by the stockholders of Holdings in substantially the same proportion as their ownership of Holdings' voting securities.

        "Sale of Holdings" means a "Company Sale" as defined in the Option Agreement.

        "Securities Act" means the Securities Act of 1933, as amended from time to time.

        "Securityholders Agreement" means that certain Securityholders Agreement, dated as of November 27, 2002 among Holdings, Executive, BSMB and the other parties thereto.

        "Stockholders Agreement" means that certain Stockholders Agreement dated August 25, 2004 among Holdings, Executive, BSMB and the other parties thereto.

        "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

        "Termination Date" means, in the case of Executive's death, the date of death, in the case of a termination for Cause, the date of such termination for Cause, or in all other cases, the date specified in the Notice of Termination; provided that if Executive's employment is terminated by Holdings due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to Executive.

        17.    Successors and Assigns.

        (a)   This Agreement shall be binding upon and shall inure to the benefit of Holdings, the Company and their respective successors and assigns, and Holdings and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Holdings or the Company, as applicable, would be required to perform it if no such succession or assignment had taken place. The term "Holdings" as used herein shall include any such successors and assigns to Holdings' business or assets. The term "the Company" as used herein shall include any such successors and assigns to the Company's business or assets. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets (including this Agreement) and business of Holdings or the Company, as applicable, whether by operation of law or otherwise.

        (b)   Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive's beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal personal representative.

        18.    Arbitration.    Except with respect to the remedies set forth in Section 11(e), if in the event of any controversy or claim between Holdings or any of its Subsidiaries and Executive arising out of or relating to this Agreement, either Party delivers to the other Party a written demand for arbitration of a controversy or claim then such claim or controversy shall be submitted to binding arbitration. The binding arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall take place in New York, New York before a single arbitrator. The arbitrator shall have no authority to award punitive damages against Holdings, the Company or Executive. The arbitrator shall have no authority to add to, alter, amend or refuse to enforce any portion of the disputed agreements. THE COMPANY, HOLDINGS AND EXECUTIVE EACH WAIVE ANY RIGHT TO A JURY TRIAL OR TO PETITION FOR STAY IN ANY ACTION OR PROCEEDING OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT.

        19.    Notices.    For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

To Executive:

  Ronald Ristau
  c/o New York & Company, Inc.
  450 West 33rd Street
  New York, New York 10001

With a copy, which shall not constitute notice, to:

  Kramer Levin Naftalis & Frankel LLP
  919 Third Avenue
  New York, New York 10022
  Attention: Thomas E. Molner, Esq.
  Tel: (212) 715-9429
  Fax: (212) 715-8000

To Holdings or the Company:

  New York & Company, Inc.
  450 West 33rd Street
  New York, New York 10001
  Attention: Richard P. Crystal
  Tel: (212) 884-2010
  Fax: (212) 884-2399

With a copy, which shall not constitute notice, to:

  Bear Stearns Merchant Banking
  c/o Bear, Stearns & Co. Inc.
  383 Madison Avenue, 40th Floor
  New York. New York 10179
  Attention: Bodil Arlander
  Tel.: 212-272-3988
  Fax: 212-272-7425

or at such address or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party.

        20.    Settlement of Claims.    Holdings' obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Holdings may have against Executive or others.

        21.    Amendment; Miscellaneous.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and Holdings. No waiver by any Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any Party which is not expressly set forth in this Agreement.

        22.    Resignation as Officer or Director.    Upon the termination of Executive's employment in accordance with this Agreement, Executive shall resign each position (if any) that he then holds as an officer, director or manager of Holdings or any of its Subsidiaries.

        23.    Insurance and Indemnity.    Holdings and the Company shall indemnify Executive to the fullest extent permitted by law and the certificate of incorporation and bylaws of Holdings and the Company as in effect on the date hereof, and shall advance to Executive reasonable fees and expenses of attorneys and other advisors as such fees and expenses are incurred (subject to an undertaking from Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that Executive was not entitled to reimbursement of such fees and expenses), against all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorneys' fees)) incurred or paid by Executive in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by Executive of services for, or acting as a fiduciary of any employee benefit plans, programs or arrangements of Holdings or the Company, or as a director, officer or employee of, Holdings, the Company or Holdings' and the Company's Subsidiaries. Holdings agrees that Executive shall at all times receive the benefit of indemnifications and directors' and officers' insurance as an officer and director of Holdings and its Subsidiaries, on terms no less favorable than those provided to the other officers and directors of Holdings and its Subsidiaries as of the date hereof and hereafter.

        24.    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.

        25.    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

        26.    Fees and Expenses.    Holdings will pay the reasonable legal fees and expenses of Executive in connection with the negotiation of this Agreement.

        27.    Entire Agreement.    This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the Parties hereto with respect to the subject matter hereof.

        28.    Effect of IPO.    Each of Executive, the Company and Holdings agree that (a) Section 9(b)(ii) of this Agreement shall be without force or effective until the IPO Effective Date, and shall have full force and effect thereafter, and (ii) as of the IPO Effective Date, Section 4(e) of this Agreement shall be void and of no further force and effect.

[END OF PAGE]

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, Holdings and the Company have each caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement, all as of the day and year first above written.

NEW YORK & COMPANY, INC.
By:	/s/ RICHARD CRYSTAL Name: Richard Crystal Title: Chief Executive Officer
LERNER NEW YORK, INC.
By:	/s/ RICHARD CRYSTAL Name: Richard Crystal Title: Chief Executive Officer
/s/ RONALD RISTAU RONALD RISTAU

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SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT